Exhibit 99.1

Report of Independent Auditors

To the Board of Directors of Anaren Inc.

We have audited the accompanying consolidated financial statements of Anaren, Inc. and its subsidiaries, which comprise the consolidated balance sheet as of July 1, 2017, and the related consolidated statement of operations, of comprehensive income, of stockholders’ equity and of cash flows for the 52 weeks ended July 1, 2017.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anaren, Inc. and its subsidiaries as of July 1, 2017, and the results of their operations and their cash flows for the 52 weeks ended July 1, 2017 in accordance with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers LLP

Rochester, New York

August 11, 2017

PricewaterhouseCoopers LLP, 1200 Bausch & Lomb Place, Rochester, New York 14604

T: (585) 232-4000, F: (585)454-6594, www.pwc.com/us

Anaren, Inc.

Consolidated Financial Statements as of July 1,

2017 and for the 52 Weeks Ended July 1, 2017

ANAREN, INC.

i

ANAREN, INC.

CONSOLIDATED BALANCE SHEET

AS OF JULY 1, 2017

(In thousands, except per share amounts)

2017
ASSETS
ASSETS:
Cash and cash equivalents	$33,078
Receivables, less allowances of $765	50,743
Inventories	53,828
Prepaid expenses and other assets	3,208
Held for sale assets	1,460
Deferred income taxes	3,192

Total current assets	145,509
Property, plant, and equipment — net	39,336
Goodwill	140,982
Other intangible assets — net	51,450

TOTAL ASSETS	$377,277

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current installment of long-term debt obligation	$2,000
Accounts payable	16,453
Accrued expenses	7,119
Customer advance payments	10,057
Income tax payable	1,689
Held for sale liabilities	25
Other current liabilities	531

Total current liabilities	37,874
Deferred income taxes	17,513
Pension and postretirement benefit obligation	10,235
Other liabilities	86
Long-term debt	196,805

Total liabilities	262,513

COMMITMENTS (Note 14)
STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value. Authorized 1,000 shares and issued 100 at July 1, 2017	—
Additional paid-in capital	157,481
Retained deficit	(39,015)
Accumulated other comprehensive loss	(3,702)

Total stockholders’ equity	114,764

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$377,277

See accompanying notes to consolidated financial statements.

ANAREN, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE 52 WEEKS ENDED JULY 1, 2017

(In thousands)

52 Weeks Ended July 1, 2017
NET SALES	$203,712
COST OF SALES	138,914

GROSS PROFIT	64,798
OPERATING EXPENSES:
Marketing	7,405
Research and development	9,450
General and administrative	30,226

Total operating expenses	47,081

OPERATING INCOME	17,717
OTHER INCOME (EXPENSE):
Interest expense	(15,947)
Other income	172

Total other expense — net	(15,775)

INCOME FROM CONTINUING OPERATIONS BEFORE TAX EXPENSE	1,942
INCOME TAX EXPENSE	505

Income from continuing operations	1,437
DISCONTINUED OPERATIONS
Loss from discontinued operations	(2,221)

NET LOSS	$(784)

See accompanying notes to consolidated financial statements.

ANAREN, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

FOR THE 52 WEEKS ENDED JULY 1, 2017

(In thousands)

52 Weeks Ended July 1, 2017
NET LOSS	$(784)

OTHER COMPREHENSIVE INCOME (LOSS):
Net foreign currency translation adjustments — net of tax benefit of $(94)	(186)
Minimum pension and postretirement liability adjustment — net of tax expense of $866	1,559

Other comprehensive income	1,373

TOTAL COMPREHENSIVE INCOME	$589

See accompanying notes to consolidated financial statements.

ANAREN, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE 52 WEEKS ENDED JULY 1, 2017

(In thousands)

	Common Stock Amount	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
BALANCE AT JUNE 30, 2016	$—	$156,808	$(38,231)	$(5,075)	$113,502
Net loss	—	—	(784)	—	(784)
Other comprehensive income	—	—	—	1,373	1,373
Equity-based compensation	—	673	—	—	673

BALANCE AT JULY 1, 2017	$—	$157,481	$(39,015)	$(3,702)	$114,764

See accompanying notes to consolidated financial statements.

ANAREN, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE 52 WEEKS ENDED JULY 1, 2017

(In thousands)

52 Weeks Ended July 1, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(784)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	8,021
Amortization of debt issuance costs and original issue discount on long-term debt obligation	1,614
Amortization of intangibles	17,633
Loss on held for sale assets	100
Deferred income taxes	(5,331)
Equity-based compensation	673
Changes in operating assets and liabilities — net of acquisitions:
Receivables	(15,707)
Inventories	(12,137)
Prepaid expenses and other assets	2,658
Accounts payable	4,548
Accrued expenses	685
Customer advance payments	6,932
Other liabilities	2,127
Pension and postretirement benefit obligation	(376)

Net cash provided by operating activities	10,656

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of fixed asset	675
Capital expenditures	(8,384)

Net cash used in investing activities	(7,709)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on long-term debt obligation	(1,760)

Net cash used in financing activities	(1,760)

EFFECT OF EXCHANGE RATES ON CASH	(187)
Net increase in cash and cash equivalents	1,000
CASH AND CASH EQUIVALENTS — Beginning of period	32,078

CASH AND CASH EQUIVALENTS — End of period	$33,078

See accompanying notes to consolidated financial statements.

ANAREN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JULY 1, 2017

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company — On November 4, 2013, Anaren, Inc., a New York corporation (the “Company”), announced that it had entered into an Agreement and Plan of Merger, dated as of November 4, 2013 (the “Merger Agreement”), with ANVC Holding Corp., a Delaware corporation (“Parent”) and ANVC Merger Corp., a New York corporation (“Merger Sub”). Parent and Merger Sub are wholly owned subsidiaries of The Veritas Capital Fund IV, L.P. (collectively with its affiliates and co-investors, “Veritas”).

The Merger Agreement contemplated that Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, each share of common stock of the Company, par value $0.01 per share (the “Company common stock”), issued and outstanding prior to the effective time of the Merger (other than shares of Company common stock (i) owned by the Company or any wholly owned subsidiary of the Company, (ii) owned by Parent or any wholly owned subsidiary of Parent (including Merger Sub) and (iii) as to which shareholders have made a proper demand for appraisal pursuant to the New York Business Corporation Law) were cancelled and converted into the right to receive $28.00 per share in cash, without interest.

On February 18, 2014, Anaren, Inc., a New York corporation, completed its merger with Merger Sub, a New York corporation and wholly owned subsidiary of the Parent (Anaren Holding Corp formerly known as ANVC Holding Corp.), a Delaware corporation, whereby Merger Sub merged with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. The result of these transactions is Anaren Inc. is a wholly owned subsidiary of Parent, a wholly owned subsidiary of Anaren Holding LLC, which is a wholly owned subsidiary of Veritas.

Change in Fiscal Year and Reporting Calendar Alignment — Effective July 1, 2016, Anaren changed its fiscal year end from a fiscal year ending June 30 to a “52-53 week” year ending on the Saturday nearest June 30.

Principles of Consolidation — The consolidated financial statements include the accounts of Anaren, Inc. and its wholly-owned subsidiaries (the “Company”). Intercompany accounts and transactions have been eliminated.

Operations — The Company is engaged in the design, development, and manufacture of components, assemblies, and subsystems which receive, process, and transmit microwave and radio frequency (RF) signals. The Company is also a leading provider of complex mixed signal multi-layer printed circuit boards and high performance microelectronic power management products. The Company’s products primarily service the space and defense electronics, and wireless communications markets.

Revenue Recognition — Net sales are derived from sales of the Company’s products to other manufacturers or systems integrators. Net sales are recognized when there is persuasive evidence of an arrangement, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured which generally occurs when units are shipped.

Net sales under certain long-term contracts, many of which provide for periodic payments, are recognized under the percentage-of-completion method. Estimated manufacturing cost-at-completion for these contracts are reviewed on a routine periodic basis, and adjustments are made periodically to the estimated cost-at-completion, based on actual costs incurred, progress made, and estimates of the costs required to complete the contractual requirements. When the estimated manufacturing cost-at-completion exceeds the contract value, the contract is written down to its net realizable value, and the loss resulting from cost overruns is immediately recognized.

To properly match net sales with costs, certain long-term contracts may have revenue recognized in excess of billings (unbilled revenues), and other contracts may have billings in excess of net sales recognized (billings in excess of contract costs). Unbilled revenues are recorded in Receivables in the Consolidated Balance Sheet. Under long-term contracts, the prerequisites for billing the customer for periodic payments generally involve the Company’s achievement of contractually specific, objective milestones (e.g., completion of design, testing, or other engineering phase, delivery of test data or other documentation, or delivery of an engineering model or flight hardware). The amount of net unbilled accounts receivable at July 1, 2017 is $7.7 million.

An award or incentive fee is usually variable, based upon specific performance criteria stated in the contract. Award or incentive fees are recognized only upon achieving the contractual criteria and after the customer has approved or granted the award or incentive.

The allowance for sales returns is the Company’s best estimate of probable customer credits for returns of previously shipped products, and is based on historical rates of returns by customers.

Cash and Cash Equivalents — Cash and cash equivalents includes cash on hand and short-term cash investments that are highly liquid in nature and have original maturities of three months or less at the date acquired.

Trade Accounts Receivable — Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company reviews its allowance for doubtful accounts monthly by reviewing balances over 90 days for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

Inventories — Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis. The Company records a provision for estimated obsolescence of inventory. The Company’s estimates consider the cost of inventory, forecasted demand, the estimated market value, the shelf life of the inventory and historical usage. Because of the subjective nature of this estimate, it is reasonably likely that circumstances may cause the estimate to change due to any of the factors described previously.

Warranty — The Company provides warranty policies on its products. In addition, the Company incurs costs to service its products in connection with specific product performance issues. Liabilities for product warranties are based upon expected future product performance and durability, and are estimated largely based upon historical experience. Adjustments are made to accruals as claim data and historical experience warrant. The changes in product warranty reserves for the 52 week period ended July 1, 2017 are as follows (amounts in thousands):

Balance as of June 30, 2016	$312
Additions	199
Costs incurred	(220)
Adjustments	21

Balance as of July 1, 2017	$312

Property, Plant, and Equipment — Property, plant, and equipment are stated at cost. Depreciation of land improvements and buildings is calculated by the straight-line method over an estimated service life of 25-30 years. Machinery and equipment, and furniture and fixtures are depreciated by the straight-line method based on estimated useful lives of 5 to 10 years. Leasehold improvements are depreciated over the remaining lives of the improvements or the lease term, whichever is shorter.

Goodwill and Tradenames — Goodwill represents the excess of purchase price over the fair value of the net tangible assets and identifiable intangible assets of businesses acquired. Tradenames represent the estimated fair value of corporate and product names acquired from acquisitions, which will be utilized by the Company in the future.

Goodwill and tradenames are tested annually for impairment in the fourth quarter, using March 31 as the test date, of the Company’s fiscal year, or more frequently if there is an indication of impairment, by comparing the fair value of the reporting unit with its carrying value. Valuation methods for determining the fair value of the reporting unit include reviewing quoted market prices and discounted cash flows. If the goodwill is indicated as being impaired, the fair value of the reporting unit is then allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit goodwill. This implied fair value of the reporting unit goodwill is then compared with the carrying amount of the reporting unit goodwill, and if it is less, the Company would then recognize an impairment loss. During 2017, the Company did not record any impairment on its goodwill or tradenames.

Long-Lived Assets — The Company accounts for impairment and disposal of long-lived assets, excluding goodwill and tradenames, in accordance with the accounting rules relating to the impairment or disposal of long-lived assets. The rules set forth criteria to determine when a long-lived asset is held for sale and held for use. Such criteria specify that the asset must be available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets. In addition, the sale of the asset must be probable, and its transfer expected to qualify for recognition as a completed sale, generally within one year. The rules require recognition of an impairment loss if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows. An impairment loss is measured as the difference between the carrying amount and fair value of the asset. The Company evaluates its long-lived assets if impairment indicators arise. The Company did not record any impairment on its long-lived assets during the 52 week period ended July 1, 2017.

Foreign Currency Translation — The financial statements of the Company’s subsidiary in China have been translated into U.S. dollars in accordance with the foreign currency translation accounting rules.

All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. The Statement of Operations amounts have been translated using the average exchange rate for the year. The resulting cumulative translation adjustment is reflected as accumulated other comprehensive loss, a component of stockholders’ equity.

Equity-Based Compensation — Class B equity interest grants issued in fiscal 2014 in connection with the Veritas acquisition were valued using a Monte Carlo simulation model. The equity interests are fifty percent performance based (change of control, estimated to be 5.5 years in the valuation) and fifty percent time vested (vesting 20% per year over 5 years).

Research and Development Costs — Research and development costs are expensed as incurred. These costs are costs of salaries, support, benefits, consultants, and materials used in the research and development of new products or processes.

Income Taxes — The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company applies the accounting standards as it relates to accounting for uncertainty in income taxes. The accounting standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return.

Cash Flow Supplemental Disclosure —

52 Week Period Ended July 1, 2017
Cash paid during the year for:
Interest	$14,295
Taxes (received) paid — net	(520)
Fixed asset purchases in accounts payable	—

Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates or assumptions are made in assessing the Company’s accounts receivable allowances, inventory reserves, warranty liability, pension and postretirement liabilities, and valuations of tangible and intangible assets.

Related Party Transactions — The preparation of consolidated financial statements includes transactions with a related party, Veritas Capital, relating to management services provided and travel expense reimbursements. These costs amounted to $1.3 million for the 52 week period ended July 1, 2017.

Subsequent Events — The Company has evaluated all events subsequent to July 1, 2017, and through the date these consolidated financial statements where available to be issued, August 11, 2017, and has determined that there were no subsequent events.

Recent Accounting Pronouncements — In the normal course of business, management evaluates all new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”), Emerging Issues Task Force, American Institute of Certified Public Accountants or other authoritative accounting bodies to determine the potential impact they may have on the Company’s consolidated financial statements. Based upon this review except as noted below, management does not expect any of the recently issued accounting pronouncements, which have not already been adopted, to have a material impact on the Company’s consolidated financial statements unless otherwise stated.

In July 2015, the FASB issued ASU 2015-11 - Inventory. ASU 2015-11 simplifies the measurement of inventory by requiring inventory to be measured at the lower of cost and net realizable value. ASU 2015-11 is effective for financial statements issued for fiscal years beginning after December 15, 2016. The Company has evaluated that ASU 2015-11 will have no material impact on its consolidated financial statements or financial statement disclosures upon adoption.

In May 2014, the FASB issued ASU 2014-09, a new standard that will change the way we recognize revenue and significantly expand the disclosure requirements for revenue arrangements. On July 9, 2015, the FASB approved a one-year deferral of the effective date of the standard to annual reporting periods beginning after December 15, 2018 for private companies. This ASU allows two methods of adoption; a full retrospective approach where two years of financial information are presented in accordance with the new standard, and a modified retrospective approach where this ASU is applied to the most current period presented in the financial statements. The Company is currently assessing the financial impact of adopting the new standard and the methods of adoption; however, given the scope of the new standard, the Company is currently unable to provide a reasonable estimate regarding the financial impact or which method of adoption will be elected.

In November 2015, the FASB issued ASU 2015-17, a new standard that simplifies the presentation of deferred income taxes and requires that deferred tax assets and liabilities, as well as any related valuation allowance, be classified as noncurrent in our consolidated balance sheets. The standard is effective January 1, 2017, with early adoption permitted. The standard may be applied either prospectively from the date of adoption or retrospectively to all prior periods presented. We will adopt this standard during the fiscal year ending June 30, 2018.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350), which will simplify the goodwill impairment calculation, by eliminating Step 2 from the current goodwill impairment test. The new standard does not change how a goodwill impairment is identified. We will continue to perform our quantitative goodwill impairment test by comparing the fair value of each reporting unit to its carrying amount, but if we are required to recognize a goodwill impairment charge, under the new standard the amount of the charge will be calculated by subtracting the reporting unit’s fair value from its carrying amount. Under the current standard, if we are required to recognize a goodwill impairment charge, Step 2 requires us to calculate the implied value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination and the amount of the charge is calculated by subtracting the reporting unit’s implied fair value of goodwill from its actual goodwill balance. The standard is effective for fiscal years beginning after December 15, 2019. The standard should be applied prospectively from the date of adoption. We are currently evaluating when we will adopt the ASU and expect no change to related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which increases transparency and comparability among organizations by requiring the recognition of lease assets and lease liabilities on the balance sheet and disclosure of key information about leasing arrangements for both lessees and lessors. The ASU is effective January 1, 2019. The ASU will be applied using a modified retrospective approach to the beginning of the earliest period presented in the financial statements. We are currently evaluating when we will adopt the ASU and the expected impact to our consolidated financial statements and related disclosures.

In April 2015, the FASB issued ASU No. 2015-03, that simplifies the presentation of debt issuance costs in the financial statements. To simplify presentation of debt issuance costs, the amendments in the update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. These balances will continue to decline as interest is recognized in future periods. This update is effective for fiscal years beginning after December 15, 2015. The Company has $4.7 million of debt issuance costs as of July 1, 2017, that offset the long term debt obligations on the Consolidated Balance Sheet upon adoption of this standard.

2. DISCONTINUED OPERATIONS

In June 2017, the Board approved a decision to sell certain assets within the Company’s IoT (Internet of Things) Group (Asset Group). The reduction in the future investment in this Asset Group represents a strategic shift in the Company’s long term growth strategy. The discontinuance of this Asset Group is also financially significant to the Company’s Consolidated Statement of Operations.

The disposition and operating results of the Asset Group are presented as discontinued operations in our Consolidated Statement of Operations. The following table sets forth the components of discontinued operations included in our Consolidated Statement of Operations:

Dollars in thousands	52 Weeks Ended July 1, 2017
Asset group revenue	$254
Cost of sales	199

Gross profit	55
Operating expenses:
Marketing	856
Research and development	2,031
General and administrative	794

Total operating expenses	3,681

Asset group loss before income tax	(3,626)
Asset group income tax benefit	1,405

Asset group loss from discontinued operations, net of tax	$(2,221)

The following table sets forth the major assets and liabilities of the Asset Group reported in the Consolidated Balance Sheet:

Dollars in thousands	July 1, 2017
Carrying amounts of major classes of assets included as part of discontinued operations
Receivables, less allowances	$180
Inventories	60
Property, plant, and equipment - net	450
Other intangible assets - net	770

Held for sale assets	$1,460

Carrying amounts of major classes of liabilities included as part of discontinued operations
Accrued expenses	$25

Held for sale liabilities	$25

The following table presents cash flow information associated with the Asset Group:

52 Weeks Ended July 1, 2017
Dollars in thousands
Depreciation	$260
Amortization	350
Capital expenditures	400

3. INTANGIBLE ASSETS

The major components of intangible assets are as follows (amounts in thousands):

	July 1, 2017
	Gross	Net
	Carrying	Carrying
	Amount	Amount
Amortizable intangible assets:
Customer relationships (10 years)	$75,500	$33,183
Developed technology (5 years)	32,800	8,436
Tradename (5 years)	100	31

Total	$108,400	41,650

Nonamortizable intangible assets — Tradenames		9,800

Total		9,800

Total intangible assets		$51,450

The amortization expense for the 52 week period ended July 1, 2017 aggregated $17.3 million. Amortization expense related to developed technology is recorded in cost of sales, and amortization expense for customer relationships is recorded in general and administrative expenses.

The following table represents the amortization expense for each of the five succeeding fiscal years and thereafter as follows (amounts in thousands):

2018	$12,725
2019	10,840
2020	5,662
2021	5,348
2022	4,719
Thereafter	2,356

$41,650

There were no changes in the carrying amount of goodwill during the 52 week period ended July 1, 2017.

4. FAIR VALUE MEASUREMENTS

The carrying amount of financial instruments, including cash, trade receivables and accounts payable, approximated their fair value as of July 1, 2017 because of the short maturity of these instruments. Also, the Company’s carrying value of debt under its first and second lien credit agreement approximates fair value.

Valuations on certain instruments are prioritized into three broad levels as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from or corroborated by observable market data through correlation. Level 3 inputs are unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification is determined based on the lowest level input that is significant to the fair value measurement.

5. INVENTORIES

Inventories at July 1, 2017 are summarized as follows (amounts in thousands):

July 1, 2017
Raw materials	$30,806
Work in process	19,040
Finished goods	3,982

$53,828

6. PROPERTY, PLANT, AND EQUIPMENT

Components of property, plant, and equipment, net at July 1, 2017 consist of the following (amounts in thousands):

July 1, 2017
Land and land improvements	$3,942
Construction-in-process	3,307
Buildings, furniture, and fixtures	18,593
Machinery and equipment	38,799

64,641
Less accumulated depreciation	(25,305)

$39,336

7. DEBT

Long-term debt is comprised of the following at July 1, 2017 (dollars in thousands):

	Rate*	Maturity	July 1, 2017
First lien credit agreement	4.50%	February 18, 2021	$134,653
Second lien credit agreement	8.25	August 18, 2021	70,000
Debt discount			(1,158)

Total debt			203,495
Debt issuance costs			(4,690)
Current portion			(2,000)

Total long-term debt			$196,805

*	The rate for each borrowing is the selected Eurodollar borrowing period between 1 and 12 months London inter-bank offer rate (LIBOR) plus the listed fixed rate above. The LIBOR portion of the rate computation at no time shall be less than 1%. The Company has the option to use the Alternate Base Rate (ABR), whereby the rate would be 3.50% plus the ABR. ABR shall mean a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.5% or (c) the LIBOR rate subject to the 1% floor, on such day for a one month interest period plus 1%.

On February 18, 2014, the Company entered into a first lien credit agreement with Credit Suisse AG, as administrative agent for the various lenders, to extend credit in the form of a term loan (First Lien) with an aggregate principal amount equal to $145 million. Also on February 18, 2014, the Company entered into a second lien credit agreement with Credit Suisse AG, as administrative agent for the various lenders, to extend credit in the form of a term loan (Second Lien) with an aggregate principal amount equal to $70 million. The First and Second Lien notes were issued with an original issue discount amounting to 1% of the aggregate principal amount. This amount is offsetting the long-term debt obligation on the consolidated balance sheet. The First and Second Lien require a quarterly delivery of a leverage ratio calculation (Leverage Ratio) whereby the Company divides the total net debt (total debt less cash on hand, cash not to exceed $10 million) by the twelve month rolling adjusted EBITDA. The Company was in compliance with the Leverage Ratio as of July 1, 2017. The Company’s indebtedness and obligations are guaranteed by five of the Company’s domestic subsidiaries, as well as a 65% assignment of the Company’s interest in its foreign subsidiary.

At July 1, 2017, the Company has a $20 million revolving credit facility (Line) agreement with Credit Suisse AG. The Line bears interest at the selected LIBOR, plus 375 to 400 basis points or ABR plus 275 to 300 basis points, depending on the Company’s Leverage Ratio. The Company pays a commitment fee of 50 basis points per year on the unused portion of the Line. There were no outstanding borrowings under the Line as of July 1, 2017.

Principal payments required to be made on outstanding debt as of July 1, 2017 and for each of the succeeding fiscal periods ending are as follows (amounts in thousands):

2018	$2,000
2019	1,400
2020	1,400
2021	130,813
2022	70,000

Total debt	$205,613

Mandatory prepayments are based on an excess cash flows calculation in the first lien credit agreement, depending on the Company’s Leverage Ratio calculation. Based on the Leverage Ratio calculation as of July 1, 2017, and the excess cash flows generated during the 52 week period ending July 1, 2017, the Company has included the mandatory prepayments of approximately $0.6 million in the July 1, 2017 current portion.

Interest expense was $15.9 million during the 52 week period ended July 1, 2017.

8. ACCRUED EXPENSES

Accrued expenses as of July 1, 2017 consist of the following (amounts in thousands):

July 1, 2017
Compensation	$5,717
Health insurance	433
Commissions and other	969

$7,119

9. OTHER LIABILITIES

Other liabilities as of July 1, 2017 consist of the following (amounts in thousands):

July 1, 2017
Deferred compensation	$151
Warranty accrual	312
Other	154

617
Less current portion	(531)

$86

10. EQUITY- BASED COMPENSATION

The Company applies the fair-value recognition provisions of equity-based payment accounting. This requires the Company to measure the cost of employee services received in exchange for equity awards based on the grant-date fair value of the awards. The cost is recognized as compensation expense on a straight-line basis over the requisite service period of the awards.

Total equity-based compensation expense recognized for the periods presented is as follows (amounts in thousands):

52 Weeks Ended July 1, 2017
General and administrative	$673

Total cost of equity-based compensation	$673

Amount of related income tax benefit recognized in income	$—

Equity-Based Compensation Plans

Anaren Holdings LLC Class B Equity Interest, as part of the Veritas acquisition, certain non-voting equity interest in Anaren Holdings LLC, parent company to Anaren Holdings Corp (parent company to Anaren, Inc), was issued to employees of Anaren, Inc and subsidiaries as of February 18, 2014. This equity interest has two components, fifty percent of the interests time vest over a five year period, acceleration upon a change of control, and fifty percent of the interest vest based on performance. After a return of the invested capital from Preferred A shares in Anaren Holdings LLC (including the priority return of 8% compounded annually on their invested capital) and debt has been extinguished, the Class B shares share proportionally in the excess return on investment. The Class B interests are subject to vesting and subject to dilution based upon the admission of additional Class B members as permitted under the Company’s operating agreement.

The issuance value of the equity interest is valued at $1.9 million (5 year vesting) for the time vested portion, and $1.6 million (5.5 year vesting for a performance related event) for the performance based portion. The unvested compensation amount at July 1, 2017 is $1.2 million.

11. ACCUMULATED OTHER COMPREHENSIVE LOSS

The cumulative balance of each component of accumulated other comprehensive income (loss) and the changes during the periods are as follows (amounts in thousands):

	Foreign Currency Translation Adjustment	Defined Benefit Pension and Post- Retirement Plan Adjustment	Accumulated Other Comprehensive Loss
Balances at June 30, 2016	$(969)	$(4,106)	$(5,075)
Current period change	(186)	1,559	1,373

Balances at July 1, 2017	$(1,155)	$(2,547)	$(3,702)

12. EMPLOYEE BENEFIT PLANS

The Company applies the standards governing employer’s accounting for defined benefit pension and other postretirement plans, which requires balance sheet recognition of the overfunded or underfunded status of pension and postretirement benefit plans. Under these rules, actuarial gains and losses, prior service costs or credits, and any remaining transition assets or obligations that have not been recognized under previous accounting standards must be recognized in accumulated other comprehensive income (loss), net of tax effects, until they are amortized as a component of net periodic benefit cost. In addition, the measurement date, the date at which plan assets and the benefit obligation are measured, is required to be the Company’s fiscal year end.

Defined Benefit Plan — The Company has a noncontributory defined benefit pension plan covering eligible employees. Effective August 15, 2000, the plan was closed for new participants. Benefits under this plan generally are based on the employee’s years of service and compensation. While the Company intends to continue this plan, it reserves the right to terminate or amend the plan at any time.

The following table presents the changes in the defined benefit pension plan and the fair value of the plan’s assets for the periods presented (dollar amounts in thousands):

52 Weeks Ended July 1, 2017
Change in benefit obligation:
Benefit obligation at beginning of period	$29,230
Service cost	491
Interest cost	980
Actuarial (gain) / loss	(1,546)
Benefits paid	(873)

Benefit obligation at end of period	$28,282

Change in plan assets:
Fair value of plan assets at beginning of period	$17,237
Actual return on plan assets	1,751
Employer contributions	117
Benefits paid	(873)

Fair value of plan assets at end of period	$18,232

Unfunded status	$(10,050)

Amounts recognized in accumulated other comprehensive income loss — minimum pension liability adjustment	$2,547
Weighted average assumptions:
Discount rate at period-end	3.68%
Rate of increase in compensation levels at period end	3.20
Expected return on plan assets during the period	6.75
Measurement date	July 1, 2017

Components of net periodic pension cost for the periods presented are as follows (dollar amounts in thousands):

52 Weeks Ended July 1, 2017
Service cost	$491
Interest cost	980
Amortization of net gain/loss	442
Expected return on plan assets	(1,265)

Net periodic pension cost	$648

Weighted average assumptions:
Discount rate	3.68%
Expected increase in compensation levels at period end	3.20
Expected return on plan assets during the period	6.75

(Dollar amounts in thousands)
	July 1, 2017
Plan Assets	Actual Allocation	Percentage Allocation
Money market	$557	3.06%
Corporate debt securities	2,815	15.44
Government debt securities	3,305	18.13
Closed end equity mutual funds	9,375	51.42
Closed end global equity mutual funds	2,180	11.97

	$18,232	100.00%

Fair Value of Plan Assets — The following table presents the fair value of the assets by asset category and their level within the fair value hierarchy as of July 1, 2017. See Note 4 for the description of each level within the fair value hierarchy (amounts in thousands).

	Level 1	Level 2	Level 3	Total Fair Value as of July 1, 2017
Cash and cash equivalents — money market	$557	$—	$—	$557
Fixed income:
Corporate debt securities	2,815	—	—	2,815
Government debt securities	3,305	—	—	3,305
Mutual funds:
Closed end equity mutual fund	9,375	—	—	9,375
Closed end global equity mutual fund	2,180	—	—	2,180

Total	$18,232	$—	$—	$18,232

Plan’s Investment Policy: Investments shall be made pursuant to the following objectives: 1) preserve purchasing power of plan’s assets base adjusted for inflation; 2) provide long term growth; 3) avoid significant volatility. Asset allocation shall be determined based on a long-term target allocation having 29% of assets invested in large-cap stocks, 11% in mid-cap stocks, 11% in small-cap stocks, 11% international stocks, 34% in the broad bond market, and 3% in the real estate market, with little or none invested in cash. Both investment allocation and performance are reviewed periodically.

Determination of Assumed Rate of Return — The Company has selected the assumed rate of return based on the following:

	Target Percentage Allocation	Expected Compound Annualized 10-year (Index) Return	Expected Weighted Average Return
Large-cap stocks	29.0%	8.5%	2.5%
Mid-cap stocks	11.0	8.7%	1.0
Small-cap stocks	11.0	9.0%	1.0
International common stocks	11.0	9.0%	1.0
Broad bond market (primarily fixed income securities)	34.0	3.0%	1.0
Real estate	3.0	5.4%	0.2
Cash	1.0	0.0%	0.0

Total	100.0%		6.75%

The actual percentage allocation approximated the targeted allocation as of July 1, 2017.

Expected Contributions — The Company made pension contributions amounting to approximately $0.1 million for the 52 week period ending July 1, 2017. Expected contributions for fiscal 2018 will be approximately $0.5 million.

Estimated Future Benefit Payments — The following estimated benefit payments, which reflect future service, as appropriate, are expected to be paid in the following fiscal periods ending (amounts in thousands):

2018	1,026
2019	1,065
2020	1,101
2021	1,194
2022	1,270
2023-2027	7,730

Defined Contribution Plan — The Company maintains a defined contribution plan, with 401(k) features, that covers all of the United States based employees. The Company matches employees’ eligible contributions at a 5% rate, as specified in the plan document. During the 52 week period ending July 1, 2017, the Company recognized $2.5 million in expense relating to this plan. While the Company intends to continue this plan, it reserves the right to terminate or amend the plan at any time.

Profit Sharing Plan — The Company maintains a profit sharing plan which provides an annual contribution by the Company based upon a percentage of operating earnings, as defined. Eligible employees are allocated amounts under the profit sharing plan based upon their respective earnings, as defined. Recognized expense under the plan was approximately $1.2 million for the 52 week period ending July 1, 2017. While the Company intends to continue this plan, it reserves the right to terminate or amend the plan at any time.

Postretirement Health Benefit Plan — The Company has a contributory postretirement health benefit plan covering eligible employees. Effective August 15, 2000, the plan was closed for new participants. The Company provides medical coverage for current and future eligible retirees of the Company plus their eligible dependents. Employees generally become eligible for retiree medical coverage by retiring from the Company after attaining at least age 55 with 15 years of service (active employees at June 27, 1993 were eligible by retiring after attaining at least age 55 with 10 years of service). While the Company intends to continue this plan, it reserves the right to terminate or amend the plan at any time.

The following table presents the changes in the postretirement benefit obligation and the funded status of the plan at July 1 (amounts in thousands):

July 1, 2017
Benefit obligation at beginning of period	$177
Service cost	1
Interest cost	5
Plan participants’ contributions	30
Actuarial gain	(5)
Benefits paid	(24)

Benefit obligation at the end of period	$184

Fair value of plan assets	$—
Under funded status	(184)

Accrued postretirement benefit cost	$(184)

Amounts recognized in accumulated other comprehensive income (loss) — minimum postretirement liability adjustment	$15

Net periodic postretirement benefit cost includes the following components (amounts in thousands):

52 Weeks Ended
July 1, 2017
Service cost	$1
Interest cost	4
Amortization of unrecognized prior service cost	(5)

Net periodic postretirement benefit cost (benefit)	$—

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 3.68% at the end of the 52 week period ending July 1, 2017.

Assumed health care cost trend rates are as follows:

2017
Health care cost trend rate assumed for next year	7.75–8.5%
Rate that the cost trend rate gradually declines to	3.9%
Year that the rate reaches the rate it is assumed to	2075

A one-percentage point change in assumed health care cost trend rates would have the following effects (amounts in thousands):

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$1	$1
Effect on postretirement benefit obligation	14	12

Estimated Future Benefit Payments — Shown below are the expected benefit payments (including prescription drug benefits) (amounts in thousands).

Gross
Payments
2018	$18
2019	18
2020	17
2021	17
2022	17
2023–2027	70

13. INCOME TAXES

The following table presents the Domestic and Foreign components of income before income taxes and the expense (benefit) for income taxes as well as the taxes charged or credited to stockholders’ equity (amounts in thousands):

52 Weeks
Ended
July 1, 2017
Income (loss) from operations before income taxes:
Domestic	$(2,499)
Foreign	815

$(1,684)

Income tax expense (benefit) charged to the consolidated statement of operations:
Current:
Federal	$3,413
State and local	900
Foreign	118

Total current	4,431

Deferred:
Federal	(5,199)
State and local	(121)
Foreign	(11)

Total deferred	(5,331)

Total income tax expense (benefit) charged to the consolidated statement of operations	$(900)

Income taxes charged (credited) to stockholder’s equity:
Deferred tax expense (benefit) from recognition of:
Pension liability	$866
Undistributed foreign earnings	(94)

Income taxes charged (credited) to stockholder’s equity	$772

A reconciliation of the expected consolidated income tax expense, computed by applying a 35% U.S. Federal corporate income tax rate to income (loss) from continuing operations before income taxes, to income tax expense (benefit), is as follows (amounts in thousands):

July 1, 2017
Consolidated income tax expense (benefit) at 35%	$680
State taxes — net of federal benefit	450
Change in valuation allowance	42
Effect of foreign operations	(179)
Effect of Foreign undistributed earnings	276
Equity-based compensation	236
Research credits	(836)
Domestic production tax benefit	(343)
IRS exam settlement	5
Other	174

$505

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities as of July 1, 2017 are presented below (amounts in thousands):

July 1, 2017
Deferred tax assets:
Inventories	$2,757
Deferred compensation	56
Retirement benefits	3,574
Postretirement benefits	77
Nondeductible reserves	442
Federal and state tax attribute carryforwards	2,030
Federal and state net operating loss carryforwards	520

Gross deferred tax assets	9,456
Valuation allowance	(264)

Net deferred tax assets	9,192

Deferred tax liabilities:
Property, plant and equipment, principally due to differences in depreciation	(4,116)
Undistributed foreign earnings	(1,811)
Intangible assets including goodwill	(17,586)

Gross deferred tax liabilities	(23,513)

Net deferred tax liabilities	$(14,321)

Presented as:
Current deferred tax asset	$3,192
Long-term deferred tax liability	(17,513)

Net deferred tax liabilities	$(14,321)

In assessing the realizable value of the deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income, the Company believes it is more likely than not that it will realize the benefits of the deferred tax assets, net of the existing valuation allowance.

As of July 1, 2017, the Company has $15.6 million of gross state net operating loss carryforwards which begin to expire in 2028. The Company does not believe it is more likely than not that it will realize the full deferred tax benefits of these state net operating losses. As of July 1, 2017, the Company has a valuation allowance with respect to the state net operating losses of $0.3 million.

As of July 1, 2017, the Company has $2.0 million of Federal Research and Experimentation Credit carryforwards that begin to expire in 2034.

As of July 1, 2017, the Company has gross state tax credit carryforwards of $0.1 million, which begin to expire in 2018. These credits may only be realized after utilization of the state net operating loss carryforwards. The Company does not believe it is more likely than not that it will realize the full deferred tax benefits of the state tax credits before their expiration. As of July 1, 2017, the Company has a valuation allowance with respect to the state tax credits of $0.1 million.

In accordance with the Company’s accounting policy, the Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. There are no unrecognized tax benefits or accrued interest and penalties as of July 1, 2017.

The Company continues to be subject to income tax examinations for its U.S. federal, state and foreign income taxes for the fiscal years 2014 through 2017.

See Note 2-Discontinued Operations for the losses from discontinued operations before income taxes and related income taxes reported for the 52 week period ending July 1, 2017. Any pre-tax loss in discontinued operations is related to domestic operations and the related tax benefit is current taxes.

14. COMMITMENTS

The Company is obligated under contractual obligations and commitments to make future payments under lease agreements. The Company’s obligations are as follows (amounts in thousands):

Fiscal Period Ended	Operating
Leases
2018	$823
2019	731
2020	626
2021	383
2022	50

Total	$2,613

Net rent expense for the 52 week period ending July 1, 2017 was $0.7 million.

The minimum lease payments for the Company’s operating leases are recognized on a straight-line basis over the minimum lease term. The Company’s China operation building lease has a step rent provision. Rent expense is recognized on a straight-line basis over the lease term.

15. CONCENTRATIONS

The Company and others, which are engaged in supplying defense-related equipment to the United States Government (the Government), are subject to certain business risks related to the defense industry. Sales to the Government may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad, and other factors. Net sales to direct contractors of the Government accounted for approximately 49% of consolidated net sales for the 52 week period ending July 1, 2017. While management believes there is a high probability of continuation of the Company’s sales to direct contractors of the Government will continue, it is attempting to reduce its dependence on sales to direct contractors of the Government through development of its commercial electronics business.

The Company maintains and operates a facility in Suzhou, China. Included in the Company’s total assets, as of July 1, 2017, includes $11.1 million of cash and cash equivalents deposited in three different national banks in China. As of July 1, 2017, there is no reason to believe that any of the Company’s foreign assets or future operations will be impaired.

Anaren, Inc.

Consolidated Financial Statements as of March 31,

2018 and July 1, 2017, and for the Three Quarters

Ended March 31, 2018 and April 1, 2017

ANAREN, INC.

ANAREN, INC.

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2018 AND JULY 1, 2017

(unaudited)

(in thousands)

	March 31, 2018	July 1, 2017
ASSETS
ASSETS:
Cash and cash equivalents	$34,942	$33,078
Receivables, less allowances of $455 and $765 at March 31, 2018 and July 1, 2017, respectively	48,350	50,743
Inventories	63,713	53,828
Current deferred income taxes	—	3,192
Prepaid expenses and other assets	3,210	3,208
Held for sale assets	—	1,460

Total current assets	150,215	145,509
Property, plant, and equipment — net	40,734	39,336
Deferred income taxes	—	—
Goodwill	140,982	140,982
Other intangible assets — net	41,902	51,450

TOTAL ASSETS	$373,833	$377,277

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current installment of long-term debt obligation	$1,400	$2,000
Accounts payable	14,045	16,453
Accrued expenses	5,750	7,119
Customer advance payments	7,775	10,057
Income tax payable	2,685	1,689
Held for sale liabilities	—	25
Other current liabilities	501	531

Total current liabilities	32,156	37,874
Long-term debt	196,966	196,805
Deferred income taxes	4,928	17,513
Pension and postretirement benefit obligation	9,755	10,235
Other liabilities	872	86

Total liabilities	244,677	262,513

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value. Authorized 1,000 shares and issued 100 at March 31, 2018 and July 1, 2017	—	—
Additional paid-in capital	157,987	157,481
Retained deficit	(26,007)	(39,015)
Accumulated other comprehensive loss	(2,824)	(3,702)

Total stockholders’ equity	129,156	114,764

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$373,833	$377,277

See accompanying notes to consolidated financial statements.

ANAREN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE QUARTERS ENDED MARCH 31, 2018 AND APRIL 1, 2017

(unaudited)

(in thousands)

	Three Quarters Ended
	2018	2017
NET SALES	$179,777	$137,386
COST OF SALES	117,898	96,278

GROSS PROFIT	61,879	41,108
OPERATING EXPENSES:
Marketing	5,445	5,394
Research and development	8,266	6,839
General and administrative	20,861	21,475

Total operating expenses	34,572	33,708

OPERATING INCOME	27,307	7,400
OTHER INCOME (EXPENSE):
Interest expense	(12,408)	(11,903)
Other income	34	199

Total other expense — net	(12,374)	(11,704)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAX EXPENSE	14,933	(4,304)
INCOME TAX BENEFIT	(928)	(2,578)

Income (loss) from continuing operations	15,861	(1,726)
DISCONTINUED OPERATIONS
Loss from discontinued operations, net of tax	(2,853)	(1,652)

NET INCOME (LOSS)	$13,008	$(3,378)

See accompanying notes to consolidated financial statements.

ANAREN, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE THREE QUARTERS ENDED MARCH 31, 2018 AND APRIL 1, 2017

(unaudited)

(in thousands)

	Three Quarters Ended
	2018	2017
NET INCOME (LOSS)	$13,008	$(3,378)

OTHER COMPREHENSIVE INCOME (LOSS):
Net foreign currency translation adjustments	878	(334)

Other comprehensive income (loss)	878	(334)

TOTAL COMPREHENSIVE INCOME (LOSS)	$13,886	$(3,712)

See accompanying notes to consolidated financial statements.

ANAREN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE QUARTERS ENDED MARCH 31, 2018 AND APRIL 1, 2017

(unaudited)

(in thousands)

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$13,008	$(3,378)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	5,584	6,048
Amortization of debt issuance costs and original issue discount on long-term debt obligation	1,211	1,211
Amortization of intangibles	9,549	13,242
Provisions for doubtful accounts	(310)	(140)
Deferred income taxes	(2,650)	(3,625)
Equity-based compensation	505	505
Changes in operating assets and liabilities — net of acquisitions:
Receivables	2,871	2,120
Inventories	(10,475)	(14,581)
Prepaid expenses and other assets	(1)	(618)
Accounts payable	(2,269)	5,424
Accrued expenses	(1,343)	(2,690)
Customer advance payments	(2,282)	5,207
Other liabilities	(3,274)	557
Pension and postretirement benefit obligation	(480)	338

Net cash provided by (used in) operating activities	9,644	9,620

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of fixed assets	—	675
Capital expenditures	(7,008)	(5,141)

Net cash used in investing activities	(7,008)	(4,466)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on long-term debt obligation	(1,650)	(1,410)

Net cash used in financing activities	(1,650)	(1,410)

EFFECT OF EXCHANGE RATES ON CASH	878	(334)
Net increase in cash and cash equivalents	1,864	3,410
CASH AND CASH EQUIVALENTS — Beginning of period	33,078	32,078

CASH AND CASH EQUIVALENTS — End of period	$34,942	$35,488

See accompanying notes to consolidated financial statements.

ANAREN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company — Anaren Inc. is a wholly owned subsidiary of ANVC Holding Corp., a Delaware corporation (“Parent”), a wholly owned subsidiary of Anaren Holding LLC, which is a wholly owned subsidiary of The Veritas Capital Fund IV, L.P. (collectively with its affiliates and co-investors, “Veritas”).

Fiscal Year — The Company’s fiscal year is a 52-53 week year ending on the Saturday nearest June 30. The Company uses a 13-week fiscal quarter accounting period with the third quarter ending on the Saturday nearest March 31.

Basis of Presentation — Anaren, Inc. and its subsidiaries’ (collectively, the Company) accounting policies conform to accounting principles generally accepted in the United States of America (GAAP). The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in these consolidated financial statements.

In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of March 31, 2018, and its results of operations and cash flows for the three quarters ended March 31, 2018 and April 1, 2017. The consolidated balance sheet at July 1, 2017, was derived from audited annual financial statements, but does not contain all of the footnote disclosures from the annual financial statements as required by GAAP. Operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year. These statements should be read in conjunction with the financial statements and notes thereto for the Company for the 52 weeks ended July 1, 2017.

Inventories — Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis. The Company records a provision for estimated obsolescence of inventory. The Company’s estimates consider the cost of inventory, forecasted demand, the estimated market value, the shelf life of the inventory and historical usage. Because of the subjective nature of this estimate, it is reasonably likely that circumstances may cause the estimate to change due to any of the factors described previously.

Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates or assumptions are made in assessing the Company’s accounts receivable allowances, inventory reserves, warranty liability, pension and postretirement liabilities, and valuations of tangible and intangible assets.

Related Party Transactions — The preparation of consolidated financial statements includes transactions with a related party, Veritas Capital, relating to management services provided and travel expense reimbursements. These transacted amounts were paid during the three quarters ended March 31, 2018, and April 1, 2017 and amounted to $1.3 million.

Recent Accounting Pronouncements — In the normal course of business, management evaluates all new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”), Emerging Issues Task Force, American Institute of Certified Public Accountants or other authoritative accounting bodies to determine the potential impact they may have on the Company’s consolidated financial statements. Based upon this review except as noted below, management does not expect any of the recently issued accounting pronouncements, which have not already been adopted, to have a material impact on the Company’s consolidated financial statements unless otherwise stated.

In May 2014, the FASB issued ASU 2014-09, a new standard that will change the way we recognize revenue and significantly expand the disclosure requirements for revenue arrangements. On July 9, 2015, the FASB approved a one-year deferral of the effective date of the standard to annual reporting periods beginning after December 15, 2018 for private companies. This ASU allows two methods of adoption; a full retrospective approach where two years of financial information are presented in accordance with the new standard, and a modified retrospective approach where this ASU is applied to the most current period presented in the financial statements. The Company is currently assessing the financial impact of adopting the new standard and estimates that the impact will lower inventory and increase contract asset for the most current period presented.

On November 20, 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which simplifies the presentation of deferred income taxes. Under the new accounting standard, deferred tax assets and liabilities are required to be classified as noncurrent, eliminating the prior requirement to separate deferred tax assets and liabilities into current and noncurrent. As permitted, the Company adopted the new standard during the quarter ended September 30, 2017, on a prospective basis and did not retrospectively adjust prior periods. Other than the classification from current to noncurrent, there was no material impact associated with the adoption of this ASU.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350), which will simplify the goodwill impairment calculation, by eliminating Step 2 from the current goodwill impairment test. The new standard does not change how a goodwill impairment is identified. We will continue to perform our quantitative goodwill impairment test by comparing the fair value of each reporting unit to its carrying amount, but if we are required to recognize a goodwill impairment charge, under the new standard the amount of the charge will be calculated by subtracting the reporting unit’s fair value from its carrying amount. Under the current standard, if we are required to recognize a goodwill impairment charge, Step 2 requires us to calculate the implied value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination and the amount of the charge is calculated by subtracting the reporting unit’s implied fair value of goodwill from its actual goodwill balance. The standard is effective for fiscal years beginning after December 15, 2019. The standard should be applied prospectively from the date of adoption. We are currently evaluating when we will adopt the ASU and expect no change to related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which increases transparency and comparability among organizations by requiring the recognition of lease assets and lease liabilities on the balance sheet and disclosure of key information about leasing arrangements for both lessees and lessors. The ASU is effective for private companies for fiscal years beginning after

December 15, 2019. The ASU will be applied using a modified retrospective approach to the beginning of the earliest period presented in the financial statements. We are currently evaluating when we will adopt the ASU and the expected impact to our consolidated financial statements and related disclosures.

In July 2015, the FASB issued ASU 2015-11-Inventory. ASU 2015-11 simplifies the measurement of inventory by requiring inventory to be measured at the lower of cost and net realizable value. ASU 2015-11 is effective for financial statements issued for fiscal years beginning after December 15, 2016. The Company adopted this ASU effective July 2, 2017 and has evaluated that ASU 2015-11 has no material impact on its consolidated financial statements or financial statement disclosures.

In March 2016, the FASB issued ASU 2016-09, “Compensation — Stock Compensation (Topic 718) — Improvements to Employee Share-Based Payment Accounting.” ASU 2016-09 includes provisions to simplify certain aspects related to the accounting for share-based awards and the related financial statement presentation. ASU 2016-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is permitted. The Company adopted this ASU effective July 2, 2017 and has evaluated that ASU 2016-09 has no material impact on its consolidated financial statements or financial statement disclosures.

Subsequent Events — The Company has evaluated all events subsequent to March 31, 2018, and through the date these unaudited consolidated financial statements were available to be issued, June 28, 2018. On December 3, 2017, a definitive agreement was reached between the Company and TTM Technologies, Inc. (“TTM”) for the acquisition of the Company. The sale finalized on April 18, 2018.

2. DISCONTINUED OPERATIONS

In June 2017, the Company’s Board of Directors approved a decision to sell certain assets within the Company’s IoT (Internet of Things) Group (Asset Group). The reduction in the future investment in this Asset Group was a strategic shift in the Company’s long term growth strategy. The discontinuance of this Asset Group was financially significant to the Company’s Consolidated Statement of Operations. As of July 1, 2017, the Company classified the results of the Asset Group as discontinued operations.

The results of the Asset Group are classified as discontinued operations for all periods presented in the Consolidated Statement of Operations. In December 2017, the Company signed two definitive agreements to exit the Asset Group and transfer its assets to Atmosphere IoT, Inc. and RevX Systems, Corp. Included within discontinued operations are the results of operations for the three quarters ended March 31, 2018. The assets and liabilities of the Asset Group met the criteria to be classified as held for sale and have been aggregated and reported as current assets held for sale and current liabilities related to assets held for sale at July 1, 2017 in the Consolidated Balance Sheet for all periods presented.

The disposition and operating results of the Asset Group are presented as discontinued operations in our Consolidated Statements of Operations for all periods presented. The following table sets forth the components of discontinued operations included in our Consolidated Statements of Operations for the quarter (amounts in thousands):

Operating Loss from Discontinued Operations

	Three Quarters Ended
	2018	2017
Asset group revenue	$115	$154
Cost of sales	3,353	116

Gross profit (loss)	(3,238)	38
Operating expenses:
Marketing	463	642
Research and development	649	1,523
General and administrative	225	573

Total operating expenses	1,337	2,738

Operating loss from discontinued operations	(4,575)	(2,700)

Asset group loss before income tax	(4,575)	(2,700)
Asset group income tax benefit	1,722	1,048

Asset group loss from discontinued operations, net of tax	$(2,853)	$(1,652)

The following table sets forth the major assets and liabilities of the Asset Group reported in the Consolidated Balance Sheets (amounts in thousands):

	Mar 31, 2018	July 1, 2017
Carrying amounts of major classes of assets included as part of discontinued operations
Receivables, less allowances	$—	$180
Inventories	—	60
Property, plant, and equipment—net	—	450
Other intangible assets—net	—	770

Held for sale assets	$—	$1,460

Carrying amounts of major classes of liabilities included as part of discontinued operations
Accrued expenses	$—	$25

Held for sale liabilities	$—	$25

No significant cash flow activity has occurred for the Asset Group for the three quarters ended March 31, 2018 and April 1, 2017.

3. INTANGIBLE ASSETS

The major components of intangible assets are as follows (amounts in thousands):

	March 31, 2018		July 1, 2017
	Gross Carrying Amount	Net Carrying Amount	Gross Carrying Amount	Net Carrying Amount
Amortizable intangible assets:
Customer relationships (10 years)	$75,500	$27,166	$75,500	$33,183
Developed technology (5 years)	32,800	4,919	32,800	8,436
Tradename (5 years)	100	17	100	31

Total	$108,400	32,102	$108,400	41,650

Nonamortizable intangible assets — Tradenames		9,800		9,800

Total		9,800		9,800

Total intangible assets		$41,902		$51,450

The amortization expense for the three quarters ended March 31, 2018 and April 1, 2017 aggregated $9.5 million and $13.2 million, respectively. Amortization expense related to developed technology is recorded in cost of sales, and amortization expense for customer relationships is recorded in general and administrative expenses.

No indications of impairment were identified at March 31, 2018 or April 1, 2017.

There were no changes in the carrying amount of goodwill as of March 31, 2018 and July 1, 2017.

4. INVENTORIES

Inventories at are summarized as follows (amounts in thousands):

	Mar 31, 2018	July 1, 2017
Raw materials	$34,704	$30,806
Work in process	24,427	19,040
Finished goods	4,582	3,982

	$63,713	$53,828

5. PROPERTY, PLANT, AND EQUIPMENT

Components of property, plant, and equipment, net, consist of the following (amounts in thousands):

	Mar 31, 2018	July 1, 2017
Land and land improvements	$3,942	$3,942
Construction-in-process	6,709	3,307
Buildings, furniture, and fixtures	19,101	18,593
Machinery and equipment	42,431	38,799

	72,183	64,641
Less accumulated depreciation	(31,449)	(25,305)

	$40,734	$39,336

6. DEBT

Long-term debt is comprised of the following (dollars in thousands):

	Rate*	Maturity	Mar 31, 2018	July 1, 2017
First lien credit agreement	4.50%	February 18, 2021	$133,004	$134,653
Second lien credit agreement	8.25	August 18, 2021	70,000	70,000
Debt discount			(919)	(1,158)

Total debt			202,085	203,495
Debt issuance costs			(3,719)	(4,690)
Current portion			(1,400)	(2,000)

Total long-term debt			$196,966	$196,805

*	The rate for each borrowing is the selected Eurodollar borrowing period between 1 and 12 months London inter-bank offer rate (LIBOR) plus the listed fixed rate above. The LIBOR portion of the rate computation at no time shall be less than 1%. The Company has the option to use the Alternate Base Rate (ABR), whereby the rate would be 3.50% plus the ABR. ABR shall mean a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.5% or (c) the LIBOR rate subject to the 1% floor, on such day for a one month interest period plus 1%.

On February 18, 2014, the Company entered into a first lien credit agreement with Credit Suisse AG, as administrative agent for the various lenders, to extend credit in the form of a term loan (First Lien) with an aggregate principal amount equal to $145 million. Also on February 18, 2014, the Company entered into a second lien credit agreement with Credit Suisse AG, as administrative agent for the various lenders, to extend credit in the form of a term loan (Second Lien) with an aggregate principal amount equal to $70 million. The First and Second Lien notes were issued with an original issue discount amounting to 1% of the aggregate principal amount. This amount is offsetting the long-term debt obligation on the consolidated balance sheet. The First and Second Lien require a quarterly delivery of a leverage ratio calculation (Leverage Ratio) whereby the Company divides the total net debt (total debt less cash on hand, cash not to exceed $10 million) by the twelve month rolling adjusted EBITDA. The Company was in compliance with the Leverage Ratio as of March 31, 2018 and July 1, 2017. The Company’s indebtedness and obligations are guaranteed by five of the Company’s domestic subsidiaries, as well as a 65% assignment of the Company’s interest in its foreign subsidiary.

At March 31, 2018 and July 1, 2017, the Company has a $20 million revolving credit facility (Line) agreement with Credit Suisse AG. The Line bears interest at the selected LIBOR, plus 375 to 400 basis points or ABR plus 275 to 300 basis points, depending on the Company’s Leverage Ratio. The Company pays a commitment fee of 50 basis points per year on the unused portion of the Line. There were no outstanding borrowings under the Line as of March 31, 2018 and July 1, 2017.

Mandatory prepayments are based on an excess cash flows calculation in the first lien credit agreement, depending on the Company’s Leverage Ratio calculation. Based on the Leverage Ratio calculation as of March 31, 2018, no excess cash flow prepayment is due.

Interest expense was $12.4 million and $11.9 million during the three quarters ended March 31, 2018 and April 1, 2017, respectively.

7. ACCUMULATED OTHER COMPREHENSIVE LOSS

The cumulative balance of each component of accumulated other comprehensive income (loss) and the changes during the periods are as follows (amounts in thousands):

	Foreign Currency Translation Adjustment	Defined Benefit Pension and Post-Retirement Plan Adjustment	Accumulated Other Comprehensive Loss
Balances at June 30, 2016	$(969)	$(4,106)	$(5,075)
Other comprehensive income-three quarters ended April 1, 2017	(334)	—	(334)

Balances at April 1, 2017	$(1,303)	$(4,106)	$(5,409)

Balances at July 1, 2017	$(1,155)	$(2,547)	$(3,702)
Other comprehensive income-three quarters ended March 31, 2018	878	—	878

Balances at March 31, 2018	$(277)	$(2,547)	$(2,824)

8. EMPLOYEE BENEFIT PLANS

Defined Benefit Plan

Components of net periodic pension cost for the periods presented are as follows (amounts in thousands):

	Nine Months Ended Mar 31, 2018	Nine Months Ended Apr 1, 2017
Service cost	$354	$117
Interest cost	768	735
Amortization of net gain/loss	105	333
Expected return on plan assets	(945)	(978)

Net periodic pension cost	$282	$207

9. FAIR VALUE MEASUREMENTS

The carrying amount of financial instruments, including cash, trade receivables and accounts payable, approximated their fair value as of March 31, 2018 and July 1, 2017 because of the short maturity of these instruments. Also, the Company’s carrying value of debt under its first and second lien credit agreement approximates fair value.

Valuations on certain instruments are prioritized into three broad levels as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from or corroborated by observable market data through correlation. Level 3 inputs are unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification is determined based on the lowest level input that is significant to the fair value measurement.

10. COMMITMENTS

The Company is obligated under contractual obligations and commitments to make future payments under lease agreements. The Company’s obligations are as follows (amounts in thousands):

Fiscal Period Ended	Operating Leases
2018	$823
2019	731
2020	626
2021	383
2022	50

Total	$2,613

The minimum lease payments for the Company’s operating leases are recognized on a straight-line basis over the minimum lease term. The Company’s China operation building lease has a step rent provision. Rent expense is recognized on a straight-line basis over the lease term.

11. TAXES

On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act (the “Act”) into legislation. The new U.S. tax legislation is subject to a number of provisions, including a reduction of the U.S. federal corporate income tax rate from 35% to 21% (effective January 1, 2018). On December 22, 2017, the Securities and Exchange Commission issued Staff Accounting Bulletin 118 that provides additional guidance allowing companies to record provisional amounts during a measurement period not to exceed one year from enactment date to account for the impacts of the Act in their financial statements. We have accounted for the impacts of the Act to the extent a reasonable estimate could be made during the three quarters ended March 31, 2018. We will continue to refine our estimates throughout the measurement period or until the accounting is complete, and the impact of the Act may differ from these estimates, possibly materially, due to, among other things, changes in estimates and assumptions that we have made.

As a result of the reduction in the U.S. federal corporate income tax rate from 35% to 21% under the Act, we have recorded a provisional reduction to our net deferred tax liabilities which along with the other provisions of the Act resulted in a net income tax benefit of $3.9 million during the three quarters ended March 31, 2018. The revaluation of our net deferred tax liabilities is subject to further adjustments during the measurement period due to the complexity of determining our net deferred tax liability as of the enactment date. Some of the information necessary to determine the accounting impacts of the tax rate change includes finalization of our fiscal 2017 tax return as well as refining the analysis of which existing deferred balances at the enactment date will reverse in fiscal 2018 and which deferred balances will reverse after fiscal 2018.